Exhibit 5

Convenience Translation from German into English

Supplement to the

Shareholders’ Agreement

in relation to the Parties’ share portfolios
in CureVac N.V. (NL-Amsterdam)

dated 16 June 2020

between

KfW
Palmengartenstr. 5-9
60325 Frankfurt am Main

– hereinafter referred to as “Federal Investor” –

on the one hand

and

dievini Hopp BioTech holding GmbH & Co. KG
represented by its general partner dievini Verwaltungs GmbH
Johann-Jakob-Astor-Str. 57
69190 Walldorf

– hereinafter referred to as “dievini” –

Mr Dietmar Hopp
Johann-Jakob-Astor-Str. 57
69190 Walldorf

– hereinafter referred to as “DH” –

and

DH-LT Investments GmbH
Opelstraße 28
68789 St. Leon-Rot

on the other hand

– Federal Investor, dievini, DH and DH-LT Investments GmbH

hereinafter jointly referred to as “Parties” or individually as “Party” –

Translation from German into English
Supplement to the
Shareholders’ Agreement between the Federal Investor, dievini and DH

Preamble

A
DH undertook in Section 8 (“Investment commitment DH”) of the Shareholders’ Agreement in relation to the Parties’ share portfolios in CureVac N.V. (NL-Amsterdam) dated 16 June 2020 (“Shareholders’ Agreement”) entered into by the Parties (with the exception of DH-LT Investments GmbH) to invest an amount of EUR 100 million in CureVac N.V. on the occasion of the IPO in order to acquire shares at economic terms and conditions and in particular at a share price corresponding to the issue price of a share in the course of the IPO (“concurrent private placement”) (“Investment Amount”).

B
DH does not intend to fulfil this obligation personally, but through DH-LT Investments GmbH, with its registered seat in St. Leon Rot and registered in the Commercial Register of the Regional Court (Amtsgericht) of Mannheim under HRB 732866 (“DH-LT”), the sole shareholder of which is DH.

C	For this reason, the other Parties and DH-LT agree to include DH-LT in the Shareholders’ Agreement on the side of DH by means of this Supplement to the Shareholders’ Agreement.

This aforesaid, the Parties agree the following:

1	Accession of DH-LT to the Shareholders’ Agreement; consent of the other Parties

DH-LT hereby accedes to the Shareholders’ Agreement on the side of DH. Consequently, DH-LT has the same rights and obligations under the Shareholders’ Agreement as DH. The shares in CureVac N.V. acquired or to be acquired by DH-LT in the context of the concurrent private placement shall be deemed to be IPO Shares within the meaning of the Shareholders’ Agreement.

1.2
DH-LT is inter alia obligated pursuant to Section 8, 2nd sentence in conjunction with Section 4.5 of the Shareholders’ Agreement to exercise the rights from the IPO Shares in the context of resolutions of the general meeting on Restricted Items of Resolutions in the same way as the voting rights from the Restricted Shares.

1.3	For the avoidance of doubt, it shall be clarified that even upon the accession of DH-LT to the Shareholders’ Agreement as described above, the investment of the Investment Amount is owed only once.

1.4	The other Parties hereby consent to DH-LT’s accession to the Shareholders’ Agreement described in Section 1.1.

2	Notices to be sent to DH-LT

All declarations and other notices under and in connection with the Shareholders’ Agreement and this Supplement to be sent to DH-LT shall be sent by the Parties to the persons listed below under the respective contact details, who will act as authorized service agents until such authorization is revoked:

DH-LT Investments GmbH:

Opelstraße 28
68789 St. Leon-Rot

Fax: +49 (0) 6227 8608 470
E-mail: contact@dievini.com

Translation from German into English
Supplement to the
Shareholders’ Agreement between the Federal Investor, dievini and DH each with copy to:

Prof. Dr. Christof Hettich
c/o RITTERSHAUS Rechtsanwälte Partnerschaftsgesellschaft mbB
Harrlachweg 4
68163 Mannheim

Fax: +49 (0) 621 4256 250
E-mail: christof.hettich@rittershaus.net

3	Final provisions

3.1	The other provisions of the Shareholders’ Agreement remain unchanged and continue to apply.

3.2
Terms which are defined in this Supplement (including its title reference and preamble) shall have the same meaning if they appear in small caps in the typeface. If terms appear in small caps in the typeface of this Supplement which are not separately defined in this Supplement, they shall have the meaning attributed to them in the Shareholders’ Agreement.

3.3	This Supplement is subject to the laws Federal Republic of Germany.

3.4
Revisions or amendments to this Supplement or an agreement on its cancellation must be made in writing to be effective. The written form shall not be fulfilled in this respect by means of transmission by means of telecommunication transmission (fax), exchange of letters, electronic form (e-mail) or other text form (Section 126b German Civil Code (Bürgerliches Gesetzbuch – BGB)). The requirement of written form agreed herein may only be waived or amended if the requirement of written form is complied with. Oral agreements do not exist.

3.5
Should individual provisions of this Supplement be or become invalid or unenforceable or should this Supplement contain gaps, the validity of the remaining provisions of this Supplement shall remain unaffected. In place of the invalid, unenforceable or missing provision, such valid provision shall be deemed to be agreed which the Parties would reasonably have agreed upon if they had been aware of the invalidity, unenforceability or missing provision at the time of the conclusion of this Supplement. If any provision of this Supplement is or becomes invalid because of the scope of performance or time periods agreed therein, the scope of performance or time periods agreed in the provision shall be adjusted to the legally permissible scope or period(s) which comes closest to the agreed scope or period(s). The Parties agree that the above provisions not only represent a reversal of the burden of proof, but that Section 139 BGB is abrogated in its entirety.

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Translation from German into English
Supplement to the
Shareholders’ Agreement between the Federal Investor, dievini and DH

Walldorf,	[handwritten: 14 August 2020]

[signature]
Dietmar Hopp

Frankfurt,

KfW

Dr Nils Reichhelm		Dr Elina Pradkhan

Walldorf,	[handwritten: 14 August 2020]

dievini Hopp BioTech holding GmbH& Co. KG represented by

dievini Verwaltungs GmbH, the latter in turn represented by:

[signature]		[signature]
Dietmar Hopp		Dr Mathias Hothum

Translation from German into English
Supplement to the
Shareholders’ Agreement between the Federal Investor, dievini and DH

St. Leon-Rot,	[handwritten: 14 August 2020]
DH-LT Investments GmbH

[signature]
Dietmar Hopp

Translation from German into English
Supplement to the
Shareholders’ Agreement between the Federal Investor, dievini and DH

Walldorf,

Dietmar Hopp

Frankfurt,	[handwritten: 12 August 2020]

KfW

[signature]		[signature]
Dr Nils Reichhelm		Dr Elina Pradkhan

Walldorf,

dievini Hopp BioTech holding GmbH& Co. KG represented by
dievini Verwaltungs GmbH, the latter in turn represented by:

Dietmar Hopp		Prof Dr Christof Hettich